Exhibit d.9

OXFORD LANE CAPITAL CORP.

[FORM OF NOTICE TO STOCKHOLDERS WHO ARE RECORD HOLDERS]

Up to 4,021,373 Shares of Common Stock Issuable Upon Exercise of Non-Transferable Rights

Enclosed for your consideration is a prospectus supplement, dated January 23, 2014, and the accompanying base prospectus contained therein, dated August 22, 2013 (collectively, the "Prospectus"), relating to the offering by Oxford Lane Capital Corp. (the "Company") of non-transferable rights (the "Rights") to subscribe for shares of the Company's common stock, par value $0.01 per share ("Common Stock"), by stockholders of record ("Record Date Stockholders") as of 5:00 p.m., New York City time, on February 4, 2014 (the "Record Date").

Pursuant to the offering, the Company is issuing rights to subscribe for up to 4,021,373 shares of its Common Stock, on the terms and subject to the conditions described in the Prospectus. The rights may be exercised at any time during the subscription period, which commences on the Record Date and ends at 5:00 p.m., New York City time, on March 3, 2014, unless extended by the Company in its sole discretion (as it may be extended, the "Expiration Date"). The Rights are non-transferable and will not be listed for trading on the NASDAQ Global Select Market or any other stock exchange. The Rights may not be purchased or sold and there will not be any market for trading the Rights. The shares of Common Stock issued pursuant to an exercise of Rights will be listed on the NASDAQ Global Select Market under the symbol “OXLC.”

As described in the Prospectus, Record Date Stockholders will receive one Right for each share of Common Stock owned on the Record Date. The Rights entitle the Record Date Stockholders to purchase one new share of Common Stock for every two Rights held, which is referred to as the "Basic Subscription." The subscription price per share (the "Subscription Price") will be [  ]. As a result, the Company is requiring that a Record Date Stockholder deliver the Subscription Price of [  ] per share in connection with the exercise of any Rights pursuant to the Basic Subscription.

If any shares of Common Stock available for purchase in the offering are not subscribed for by Record Date Stockholders pursuant to the Basic Subscription (the "Remaining Shares"), a Record Date Stockholder that has exercised fully its Rights pursuant to the Basic Subscription may subscribe for a number of Remaining Shares, on the terms and subject to the conditions set forth in the Prospectus, including as to proration. We refer to this over-subscription privilege as the "Over-Subscription Privilege." For the reasons noted above, the Company is requiring that Record Date Stockholders deliver the Subscription Price in connection with the exercise of any Over-Subscription Privilege.

The Rights will be evidenced by subscription certificates (the "Subscription Certificates"). No fractional shares of Common Stock will be issued pursuant to the Rights.

Enclosed are copies of the following documents:

1.  Prospectus;

2.  Subscription Certificate; and

3.  A return envelope, addressed to Computershare Trust Company, N.A. (the "Subscription Agent").

Your prompt attention is requested. To exercise Rights, you should complete and sign the Subscription Certificate and forward it, with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription and the Over-Subscription Privilege to the Subscription Agent, as indicated on the Subscription Certificate. The Subscription Agent must receive the properly completed and duly executed Subscription Certificate and full payment at or prior to 5:00 p.m., New York City time, on the Expiration Date.

You will have no right to rescind your subscription after receipt of your payment of the Subscription Price, except as described in the Prospectus. Rights not exercised at or prior to 5:00 p.m., New York City time, on the Expiration Date will expire.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO GEORGESON INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: (866) 856-4733.